Exhibit 10.1

August 29, 2007	sent via electronic and regular mail

Quatech, Inc.

5675 Hudson Industrial Parkway

Hudson, Ohio 44236-5012

Attention: Steven D. Runkel, President

Reference is made to a Credit Agreement dated July 28, 2000, as amended by a certain First Amendment to Credit Agreement dated as of March 25, 2002, a Second Amendment to Credit Agreement dated as of September 4, 2002, a Third Amendment to Credit Agreement dated November 25, 2003, a Fourth Amendment to Credit Agreement dated July 21, 2005 and a Fifth Amendment to Credit Agreement dated on or about February 2006 (as amended, the “Credit Agreement”) by and among Quatech, Inc. (fka WR Acquisitions, Inc.) (the “Borrower”), each of the Guarantors specifically, Steven D. Runkel and William J. Roberts (as defined in the Credit Agreement) and National City Bank (“Bank” or “National City”). Borrower additionally has certain commercial credit card accounts with Bank. Capitalized terms used but not otherwise defined in this letter, shall have the meanings given such terms in the Credit Agreement. All the foregoing, all other evidence of Debt owing from Borrower to Bank, all security agreements and Related Writings and any amendments and supplements, collectively referred to as the “Quatech Loan Documents”.

The Revolving Note and Term Note C matured respectively August 1 and August 5, 2007 (“Maturity”). Additionally, Borrower has failed to comply with the financial covenant set forth in Section 3B.03 of the Credit Agreement for the period ended June 30, 2007 which covenant requires compliance with a Debt Service Coverage. Borrower has also failed to comply with the covenant set forth in Section 3B.02 of the Credit Agreement for the period ended June 30, 2007 which covenant requires compliance with a Senior Debt to EBITDA Ratio (the foregoing failures to comply with covenants are collectively referred to as the “Covenant Violations”). As a result of the Maturity and the Covenant Violations, Bank has the right to exercise all rights and remedies available to Bank under the Quatech Loan Documents and under law.

Bank, Borrower and Guarantors entered into a Reservation of Rights Letter and Loan Continuation Standstill Agreement, dated as of August 1, 2007 (“Reservation of Rights Letter”). The Reservation of Rights letter provides for among other things, that Bank would continue to make credit available under the Revolving Note and defer exercising its rights and remedies until August 24, 2007. Borrower and Guarantors’ agreed and acknowledged that by not exercising the foregoing rights at this time or any other rights, powers and remedies available to Bank under the Quatech Loan Documents, Bank did not and does not waive, and reserved, all of its rights, powers and remedies. This Reservation of Rights Letter is not a renewal or novation of either the Revolving Note or Term Note C and shall not operate or be construed as a waiver of any right, power or remedy of Bank under the Quatech Loan Documents and under law.

Quatech has requested that National City continue to extend credit pursuant to the Quatech Loan Documents and refrain and forbear from exercising the rights and remedies against Quatech available to National City following acceleration and demand for payment to allow Quatech time to seek and secure complete repayment of the Quatech Debt (as defined below) by the financial structuring further described on Exhibit A (the “Refinancing”);

This letter confirms that (i) the amount of Borrower's Debt to Bank as of August 29, 2007 is the principal amount of $1,982,000.00 on the Revolving Note and the principal amount of $279,367.00 on Term Note C plus interest on the foregoing plus the amount outstanding on certain commercial credit card accounts in the approximate amount of $112,052.18 (“Quatech Debt”) (ii) Bank is the perfected first priority secured creditor in all assets of Quatech (iii) Quatech and each of the Guarantors requested that Bank continue to make credit available under the Revolving Note and defer exercise of its rights and remedies under the Quatech Loan Documents and applicable law, for the period from the date of this letter agreement to the earliest of (such period being referred to herein as the “Forbearance Period”): (I) November 30, 2007, (II) repayment of the Quatech Debt in full or (III) the occurrence of a Terminating Event (as defined below), and; (iv) Bank is willing to do so under the terms and subject to the conditions set forth in this letter agreement. In consideration of the representations and warranties set forth below and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Representations and Warranties

A.	Quatech acknowledges and confirms that the Quatech Loan Documents matured and the Quatech Debt is due and payable immediately with no claims, defenses, causes of action, counterclaims or offsets against National City.

B.	Quatech represents to National City that based on its most recent budget and financial forecasts it has sufficient cash to meet its operational needs during the Forbearance Period.

C.	Quatech further represents and warrants that:

(1)	all of its representations and warranties in the Quatech Loan Documents and the Related Writings, as the same may be amended hereby, are true and complete in all material respects on the date hereof with the same force and effect as if made on such date;

(2)	the Quatech Loan Documents and the Related Writings are in full force and effect;

(3)	Quatech does not have any claims, defenses, causes of action, counterclaims or offsets against National City or its officers, employees, agents, directors, subsidiaries, affiliates or attorneys of any kind or nature whatsoever;

(4)	as of the date of this letter agreement, all liens, security interests, assignments and pledges encumbering the Collateral, created pursuant to or referred to in the Quatech Loan Documents , the Related Writings or this letter agreement are first priority liens, security interests, assignments and pledges (except as otherwise permitted by the Quatech Loan Documents ) continue unimpaired, are in full force and effect and secure and shall continue to secure all of the Quatech Loan Documents described in the respective instruments in which such interests were granted;

(5)	INTENTIONALLY OMITTED

(6)	no violation or Event of Default under the Quatech Loan Documents or the Related Writings, and no event which, with the passage of time or the giving of notice, or both, could constitute any such default, violation or Event of Default, has occurred and is continuing, except that National City acknowledges the Covenant Violations as defined in the Reservation of Rights Letter exist and are continuing.

(7)	no representation or warranty by Quatech contained in this letter agreement or any document, agreement or instrument referred to herein or presented to National City as an inducement to enter into this letter agreement contains any untrue statements of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

(8)	the execution, delivery and performance of this letter agreement and any document, agreement or instrument referred to herein by Quatech will not result in the violation of any mortgage, indenture, material contract, instrument, agreement, judgment, decree, order, statute, rule or regulation to which Quatech is subject or by which it or any of its property is bound;

(9)	This letter agreement and the documents, agreements and instruments referred to herein constitute the legal, valid and binding Quatech Loan Documents of Quatech enforceable in accordance with their terms and have been duly authorized, executed and delivered by Quatech.

(10)	no consents or approvals are required in connection with the execution, delivery and performance by Quatech of this letter agreement or any documents, agreements or instruments referred to herein that have not been previously obtained.

D.	Quatech hereby expressly acknowledges and confirms that the foregoing representations and warranties are being specifically relied upon by National City as a material inducement to National City to enter into this letter agreement and to forbear from exercising National City’s rights and remedies, other than the rights to accrue and seek payment of interest as provided for in the Quatech Loan Documents (as modified by this letter agreement) and seek payment of attorneys’ fees and other costs and expenses, under the Quatech Loan Documents and the Related Writings. The foregoing representations and warranties shall survive the execution and delivery of this letter agreement.

Forbearance and Deferral Agreement

A.	National City hereby agrees to continue to lend under the Quatech Loan Documents (as modified by this letter agreement) and to forbear from exercising rights and remedies under the Quatech Loan Documents , the Related Writings and applicable law, other than its rights to accrue and seek payment of interest as provided for in the Quatech Loan Documents (as modified by this letter agreement) and seek payment of attorneys’ fees and other costs and expenses, which rights and remedies Quatech acknowledges and confirms that National City is entitled to exercise, during the Forbearance Period commencing on the date of this letter agreement and ending on the earliest to occur of: (1) November 30, 2007 (2) repayment of the Debt in full or (3) the occurrence of a Terminating Event (as defined below).

B.	INTENTIONALLY OMITTED

C.	For purposes of this letter agreement, the term “Terminating Event” shall mean the occurrence of any of the following events:

(1)	the failure by Quatech to make payments in accordance with the terms of the Quatech Loan Documents (as may be modified by this letter agreement);

(2)	any representation and warranty made by Quatech in this letter agreement, the Quatech Loan Documents or any of the Related Writings shall be untrue or incorrect in any material respect;

(3)	the occurrence of a default, violation or Event of Default under the Quatech Loan Documents or the Related Writings;

(4)	the failure of Quatech to perform any other obligation under this letter agreement, including without any limitation the failure of Quatech to comply with the Refinancing Schedule (as defined below).

D.	Upon the occurrence of a Terminating Event, without further notice to Quatech or any other action on the part of National City, all Debt shall be immediately due and payable and National City may exercise any and all of it rights and remedies under the Quatech Loan Documents , the Related Writings, this letter agreement and applicable law.

Consideration for Forbearance and Deferral Agreement

A.	The Borrowing Base Report, as described and defined in the Quatech Loan Documents (and as may be supplemented or amended from time to time by National City) , shall be delivered to National City on a weekly basis.

B.	All performance due National City under the Quatech Loan Documents or Related Writings shall be timely provided

C.

D.	All regularly scheduled payments on the Revolving Note and the Term Note C shall continue in accordance with their terms and conditions and respective Quatech Loan Documents except that as to the Revolving Note and the Term Note C the interest shall be increased effective as of August 24, 2007 to three percent (3%) per annum above the applicable rate except that two percent (2%) of the increase shall be deferred until November 30, 2007 so that if the Refinancing should not occur by November 30, 2007 (or if there should be a Terminating Event), effective as of that date, all deferred interest shall be immediately due and owing. After Maturity, whether by the passage of time or acceleration, principal of the Revolving Note and the Term Note C and any overdue interest on that principal shall bear interest at the rate of six percent (6%) per annum above the otherwise applicable rate.

E.	In addition to all payment required by the Quatech Loan Documents, if Quatech receives any prepayment for the contacts in excess of $100,000.00, then Quatech shall make a mandatory additional payment of no less than $100,000.00 from the proceeds of the prepayment, these funds are to be applied to the principal of the term loan.

F.	In addition to all reporting required by the Quatech Loan Documents, Quatech shall provide, as requested by National City and in form and detail satisfactory to National City, information in writing regarding their financial condition, properties, business operations, and pension plans, if any, prepared, in the case of financial information, in accordance with generally accepted accounting principles consistently applied and otherwise in form and detail satisfactory to National City. In addition and without limitation, Quatech shall provide to National City the following specific financial information and documents:

(i)	Quatech shall provide to National City a 13-week cash flow projection detailing the expected cash inflows and outflows and on a weekly basis on each Friday shall provide an update to the cash flow projection detailing the actual cash inflows/outflows for the prior week and an additional week projected. National City shall provide a template to be used for this reporting.

(ii)	Quatech shall update National City in writing by 3:00 p.m. on Friday of each week, as to

•	The progress made during the preceding week on the Refinancing, only due if a definitive purchase or merger agreement is not signed by October 1, 2007

•	Merger and or sale of business

•	General business activity financial condition, properties, business operations,

•	Sales

(iii)	Quatech shall provide monthly financial statements

G.	Quatech agrees to maintain all checking accounts at National City.

H.

Quatech shall pay all costs and expenses of National City related to or in connection with this letter agreement and any documents, agreements or instruments referred to herein, including, without limitation, the fees and expenses of National City’s consultants, attorneys or other professionals. National City shall be permitted and is hereby authorized by Quatech to debit any account of Quatech for such fees with notice to Quatech. Nothing in this letter agreement shall be intended or construed to hold National City liable or responsible for any expense, liability or obligation of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses, other professionals' fees and expenses, or other amounts payable to or on behalf of each of Quatech).

I.	Quatech shall pay forbearance and restructuring fee of $50,000.00 that shall be paid in installments and shall be fully earned and non-refundable as of the required payment dates (“Forbearance Fee”). The Forbearance Fee shall be paid in consecutive installments as follows:

DATE	PAYMENT
September 1, 2007	$10,000.00
October 1, 2007	$10,000.00
November 1, 2007	$10,000.00
November 30, 2007	$20,000.00

Installment payments of the Forbearance Fee will be deducted from Quatech’s checking account and National City shall be permitted and is hereby authorized by Quatech to debit any account of Quatech on the day upon which an installment payment is due. If a Terminating Event should occur, the entire unpaid balance of the Forbearance Fee shall be immediately due and owing. If the Refinancing should occur prior to or on November 30, 2007, all installments of the Forbearance Fee scheduled to be paid on November 30, 2007 or after the Refinancing will be forgiven.

J.	All National City Bank credit cards will be closed and paid off on or before November 30, 2007

K.	Each of the Guarantors acknowledges consents and agrees to all the foregoing.

Warrant of Attorney.

Borrower authorizes any attorney-at-law (a) to appear in any state or federal court of record in the United States after any obligation evidenced or referred to in this Agreement matures whether occurring by lapse of time or by acceleration; (b) to waive the issuance and service of process; (c) to confess judgment against Borrower in favor of Bank or other holder of this Agreement or the obligations referenced in this Agreement for the amount then appearing due from such party, together with interest and costs of suit; and (d) to release all errors and waive all rights of appeal and stay of execution. This warrant of attorney to confess judgment is a joint and several warrant of attorney. The warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the holder hereof nevertheless may hereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against Borrower or any one or more of them. Borrower hereby expressly waives any conflict of interest that the holder’s attorney may have in confessing such judgment against such parties and expressly consents to the confessing attorney receiving a legal fee from the holder for confessing such judgment against Borrower.

Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY

PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. IN ADDITION, EACH PARTY WAIVES THE RIGHT TO CLAIM OR RECOVER IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY DAMAGES OTHER THAN OR IN ADDITION TO ACTUAL DAMAGES.

Release

In consideration of the accommodations being made available by National City to or for the benefit of Quatech under this letter agreement, including, without limitation, the forbearance on the part of National City, Quatech for itself and its agents, employees, representatives, officers, successors and assigns, do hereby remise, release and forever discharge National City and their respective shareholders, subsidiaries, affiliates, directors, servants, agents, employees, representatives, officers, attorneys and their respective heirs, personal representatives, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, counterclaims, demands, actions and causes of action of any nature whatsoever, whether at law or in equity, including, without limitation, any of the foregoing arising out of or relating to the transactions described in this letter agreement, the Quatech Loan Documents or any Related Writing, which against the Released Parties, or any of them, Quatech now has or hereafter can or may have for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date of this letter agreement. In addition, Quatech agrees not to commence, join in or prosecute any suit or other proceeding in a position that is adverse to any of the Released Parties arising directly or indirectly from any of the foregoing matters.

Indemnification

From and after the date of this letter agreement, each of Quatech shall indemnify, defend and hold harmless National City and their respective shareholders, subsidiaries, affiliates, directors, servants, agents, employees, representatives, officers, attorneys and their respective heirs, personal representatives, successors and assigns (severally and collectively, the “Indemnified Parties”) against and from any and all liability for, and against and from all losses or damages Indemnified Parties may suffer as a result of, any claim, demand, cost, expense, or judgment of any type, kind, character or nature (including attorneys' fees and court costs), which Indemnified Parties shall incur or suffer as a result of (i) any act or omission of Quatech or any of its agents or representatives in connection with the transactions described in this letter agreement, the Quatech Loan Documents or any Related Writing, (ii) the inaccuracy of any of the representations or warranties of Quatech or (iii) the breach of any of the respective covenants set forth herein of either Quatech. This indemnification shall survive execution and delivery of this letter agreement.

Miscellaneous

Except as otherwise expressly provided herein, the Quatech Loan Documents, as amended, remains in full force and effect. Any default under, or breach of, the terms of this letter agreement shall constitute an Event of Default under, and breach of, the Quatech Loan Documents. Further, National City’s agreement to forbear from exercising its rights and remedies under the Quatech Loan Documents based on the terms and subject to the conditions set forth in this letter agreement shall not constitute an expressed or implied course of dealing for any future payment requirements or any other action that National City may take in connection with, or relating to, the Quatech Loan Documents.

If you are in agreement with the foregoing terms and conditions, please sign all two enclosed copies of this letter agreement and return them to me. Once I have signed originals from you, I will provide you with an original executed copy. Should you have any questions, please do not hesitate to call me. If acceptance is not received by August 31, 2007, then the terms contained herein shall expire and be non-binding upon National City.

Sincerely,

Patrick Whelan

Vice President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

ACCEPTANCE

QUATECH, INC.

BY:

ITS:

SIGNATURES AND NOTARY PROVISIONS ON NEXT PAGE

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

QUATECH, INC. (as borrower)

BY:	/s/ Steven D. Runkel
ITS:	CEO

/s/ Steven D. Runkel	(as Guarantor)
Steven D. Runkel

/s/ William J. Roberts	(as Guarantor)
William J. Roberts

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared Steven D. Runkel in his capacity as President of the above-named entity, QUATECH, INC., who acknowledged that he did sign the foregoing for and on behalf of that entity, with all necessary power and authority to do so, and that the same is the free act and deed of that entity and is the free act and deed of such individual personally and in the capacity hereinbefore set forth.

IN TESTIMONY, I set my hand and official seal this          day of August 2007

Notary Public

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared                      in his capacity as                      of the above-named entity, QUATECH, INC., who acknowledged that he did sign the foregoing for and on behalf of that entity, with all necessary power and authority to do so, and that the same is the free act and deed of that entity and is the free act and deed of such individual personally and in the capacity hereinbefore set forth.

IN TESTIMONY, I set my hand and official seal this          day of August 2007

Notary Public